EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Cephalon, Inc. of our report dated February 23, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests (Note 1) and convertible debt instruments (Note 1), as to which the date is May 20, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Cephalon, Inc.’s Current Report on Form 8-K filed on May 20, 2009.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
August 5, 2009